Exhibit 21.1

SUBSIDIARIES OF HESS MIDSTREAM PARTNERS LP

Name of Company	Jurisdiction
Hess Midstream Partners LP	Delaware
Hess North Dakota Pipelines GP LLC	Delaware
Hess North Dakota Pipelines Operations LP	Delaware
Hess North Dakota Pipelines Holdings LLC	Delaware
Hess North Dakota Pipelines LLC	Delaware
Hess TGP GP LLC	Delaware
Hess TGP Operations LP	Delaware
Hess Bakken Processing LLC	Delaware
Hess LM4 Plant LLC	Delaware
Little Missouri 4 LLC	Delaware
Hess TGP Holdings LLC	Delaware
Hess Tioga Gas Plant LLC	Delaware
Hess Mentor Storage Holdings LLC	Delaware
Hess Mentor Storage LLC	Delaware
Hess North Dakota Export Logistics GP LLC	Delaware
Hess North Dakota Export Logistics Operations LP	Delaware
Hess North Dakota Export Logistics Holdings LLC	Delaware
Hess North Dakota Export Logistics LLC	Delaware
Hess Tank Cars Holdings II LLC	Delaware
Hess Tank Cars II LLC	Delaware